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Exhibit 99.1

At Equity Marketing, Inc.:	At FRB/Weber Shandwick:
Larry Madden	Tony Rossi	Tricia Ross
Chief Financial Officer	Investor Relations	Investor Relations
(323) 932-4315	(310) 407-6563	(310) 407-6540

For Immediate Release

EQUITY MARKETING ANNOUNCES SECOND QUARTER RESULTS
Revenues Increase 67% Over Comparable Period in 2001

        LOS ANGELES, July 25, 2002—Equity Marketing, Inc. (Nasdaq: EMAK) today announced its financial results for the second quarter ended June 30, 2002.

        "Despite a challenging economic environment, we increased revenues by approximately 67% in the second quarter with strong year-over-year growth in our two principal lines of business," said Equity Marketing Chairman and Chief Executive Officer Don Kurz. "Our Marketing Services business increased by approximately 64%, driven by growth in our major client accounts. Consumer Products grew by 89%, as we saw strong sales domestically and internationally in the Scooby-Doo® line. We also received another solid contribution from our Logistix subsidiary, which was acquired in July 2001. Excluding the charge described below, our earnings also increased strongly in the current quarter.

        "Most importantly though, we added a major component of our long-term growth strategy in the acquisition of UPSHOT, which closed on July 17, 2002. As a result of this acquisition, the scope of business opportunities available to the Company in the marketing services arena has increased significantly," said Mr. Kurz.

Second Quarter Financial Highlights

  •
  Revenues were $47.2 million, an increase of 67% over the $28.2 million recorded in the same period in 2001.

  •
  Marketing Services revenue for the quarter represented 84.8% of total revenue, while Consumer Products revenue represented 15.2% of total revenue.

  •
  The Company forgave a note receivable of $1.7 million as consideration for certain contractual rights (see description below).

  •
  Gross profit after charge for the forgiveness of note receivable ("charge") was 22.5% in the second quarter of 2002, as compared to 28.3% in the prior year. Gross profit before charge was 26.0% in the current quarter.

  •
  Overall operating expenses were $9.7 million, or 20.6% of revenue, compared with $7.1 million, or 25.2% of revenue, in the prior year.

  •
  Earnings before other income, taxes, depreciation and amortization, and charge ("EBITDA") was $3.0 million, an improvement of 107% from the $1.4 million recorded in the same period in 2001.

  •
  Net income was $0.5 million in the second quarter of 2002, or $0.03 per diluted share, compared with net income of $0.9 million, or $0.08 per diluted share, in the same period in 2001. Net income before charge was $1.6 million, or $0.21 per diluted share.

  •
  Results for the second quarter of 2001 exclude the Company's Logistix subsidiary, which was acquired in July 2001.

Six Months Financial Highlights

  •
  Revenues were $83.3 million, an increase of 48% over the $56.3 million recorded in the same period in 2001.

  •
  Marketing Services revenue for the first six months of 2002 represented 83.9% of total revenue, while Consumer Products revenue represented 16.1% of total revenue.

  •
  Gross profit was 23.8% for the six months ended June 30, 2002, as compared to 28.8% in 2001. Gross profit before charge was 25.8% in the current period.

  •
  Overall operating expenses were $18.0 million, or 21.7% of revenue, compared with $14.6 million, or 25.9% of revenue, in the prior year.

  •
  EBITDA was $4.2 million, an improvement of 55% from the $2.7 million recorded in the same period in 2001.

  •
  In the second quarter of 2002, the Company completed the transitional goodwill impairment test as required by SFAS No. 142, "Goodwill and Other Intangible Assets," and recorded a non-cash transition charge of $2.5 million after tax, or $0.42 per diluted share, as a cumulative effect of change in accounting principles (see description below).

  •
  Income before cumulative effect of change in accounting principles was $1.2 million in the six month period ended June 30, 2002, or $0.08 per diluted share, compared with net income of $1.8 million, or $0.16 per diluted share, in the same period in 2001. Net income before charge and cumulative effect of change in accounting principles was $2.3 million, or $0.26 per diluted share, for the six month period ended June 30, 2002. Net loss after charge and cumulative effect of change in accounting principles was ($1.3 million) in the current period, or ($0.34) per diluted share.

  •
  Results for the six months ended June 30, 2001 exclude the Company's Logistix subsidiary, which was acquired in July 2001.

        "We believe the improved quality of our earnings from our core operations makes our year-over-year growth particularly noteworthy," said Mr. Kurz. "In the second quarter and first six months of 2001, other income accounted for 32% and 42% of our pre-tax net income, respectively, as compared to just 1% and 2% of our pre-tax net income before charge and cumulative effect of change in accounting principles in 2002. Our growth is being driven by operating performance—increased sales and prudent expense control that enables more of our revenue to fall to the bottom line."

New Interim Contract for Key Client and Note Forgiveness Charge

        The Company has signed a new interim Master Supply Agreement with Restaurant Services, Inc. ("RSI"). RSI is the exclusive purchasing cooperative for the Burger King® system of franchisee-owned and company-owned restaurants located in the United States and has as its members Burger King franchisees and Burger King Corporation. Specific terms of the contract were not disclosed due to client confidentiality. The Company expects to negotiate a revised longer term contract with Burger King Corporation and RSI before the end of the year.

        As consideration for the new interim Master Supply Agreement, the Company has agreed to forgive the remaining $1.7 million of a note receivable from RSI. The amount forgiven represents the final payment otherwise due in connection with an interest-free note of $16.0 million recorded in 1999 and 2000, the balance of which has been paid in full. As a result, the Company recorded a charge of $1.7 million, or $0.18 per diluted share, in the second quarter of 2002.

        Simultaneously with the execution of the new interim Master Supply Agreement, Equity Marketing and RSI also executed a Release and Settlement Agreement pursuant to which the parties resolved certain outstanding issues that have arisen between the two organizations over the last three years.

        "The execution of both the new interim Master Supply Agreement and the related settlement agreement represents an important step forward in our partnership with the Burger King system," said Mr. Kurz. "We believe these agreements are in the best long-term interests of the Company as they further strengthen our relationship with our highly valued client."

Adoption of New Accounting Standard

        Pursuant to the adoption of the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," the Company completed the goodwill transitional impairment test in the second quarter of 2002. As a result, the Company determined that a non-cash transition charge in the amount of $2.5 million, net of tax, is required in connection with goodwill resulting from the 1998 acquisitions of Contract Marketing, Inc. and U.S. Import and Promotions Co., collectively referred to as USI. In accordance with Generally Accepted Accounting Principles ("GAAP"), the transition charge is reflected as a cumulative effect of change in accounting principles effective January 1, 2002, and therefore results for the quarter ended March 31, 2002 will be adjusted retroactively. The total consideration paid in connection with the USI acquisition was approximately $15.8 million in cash. After giving affect to this change in accounting principle, the Company has approximately $8.2 million of unamortized goodwill in connection with USI as of June 30, 2002.

        "It is important to note that USI has generated substantial cash flow since it was acquired in 1998 and we believe it will continue to be a valuable component of our business in the future," said Mr. Kurz.

New Stock Repurchase Program

        Equity's board of directors has authorized the implementation of a new $10 million stock repurchase program. Shares will be purchased from time to time after the date hereof in the open market at prevailing prices, based on market conditions. The Company may also make a number of purchases effected as block trades as well as certain negotiated, off-exchange purchases not in the open market. The share repurchase program will be funded through a combination of working capital and bank debt. Since initiating its original buyback program on July 20, 2000, the Company has spent a total of $12.0 million to purchase 978,309 shares at an average price of $12.23 per share.

Share Count Update

        In accordance with GAAP, based on the level of net income for the second quarter of 2002, the calculation of diluted earnings per share excludes the impact of the assumed conversion of preferred stock and includes the preferred stock dividend. Accordingly, the number of diluted weighted average shares outstanding for purposes of computing earnings per share was 5.9 million shares in the second quarter.

        In subsequent periods, the Company expects its diluted weighted average shares outstanding for purposes of computing earnings per share to be the following (based on its current projections):

Third Quarter 2002:	7.6 million shares
Fourth Quarter 2002:	7.6 million shares
Full Year 2002:	5.9 million or 7.6 million shares*
  *
  Dependent upon the treatment of charge.

Outlook

        For the third quarter of 2002, the Company expects revenues to be between $55 million and $60 million, and diluted earnings per share to range from $0.25 to $0.30. The Company also tightened the range of its guidance for the full year 2002. The Company now expects full year 2002 revenues to be between $210 million and $225 million, and diluted earnings per share before charges to range from $1.00 to $1.25. This latest guidance estimate includes the results of the UPSHOT acquisition, which closed on July 17, 2002. UPSHOT is expected to be marginally dilutive (approximately $0.05 per diluted share) to earnings in the second half of 2002 and accretive to earnings in 2003.

        Mr. Kurz commented on the outlook for Equity Marketing: "Based on the Marketing Services programs currently being planned and the sales trends in our Consumer Products business, we expect sequential growth in sales and earnings in both the third and fourth quarters. We are especially pleased with this outlook considering the clear challenges pervasive in this difficult economic environment.

        "We have good visibility on the level of Marketing Services programs for the remainder of the year and continue to see a growing pipeline of work in our Logistix subsidiary. We have consistently demonstrated that our programs measurably drive client sales, and that has been key in attracting a significant portion of our clients' marketing dollars during a tough environment for advertising and marketing firms.

        "We continue to make excellent progress in expanding our Consumer Products division. During the second quarter, we announced plans to develop a broad line of bath toys under the Crayola® brand. Given our success in the retail bath category with Tub Tints™ fizzing bathwater tablets and the strong brand identity provided by Crayola®, we see good growth opportunities in this space. We are also exploring several other licensing opportunities that fit with our strategy for this division, and we believe that by 2003 we will have several other strong product lines to complement our existing business.

        "With the increasing cash flow generated this year, our balance sheet remains strong, even after the use of $10.25 million in cash for the acquisition of UPSHOT, which occurred after the second quarter ended. We ended the second quarter with $28.6 million in cash, cash equivalents and marketable securities, $38.9 million in working capital, a current ratio of 2.0 and no debt. We remain debt-free following the UPSHOT acquisition.

        "We are very pleased with the Company's year-to-date performance from both the financial and strategic perspectives. We are seeing the increases in revenue and earnings that we expected, and we are executing on the strategies we have put in place to position the Company for long-term growth. We are making good progress in expanding relationships with our current Marketing Services clients, and our Consumer Products division is building a broad portfolio of product lines while continuing to grow our core brands. We are also expecting an improvement in our gross margins in the second half of 2002 based on an anticipated improvement in program lead schedules in our Marketing Services business and the inclusion of higher margin service revenue pursuant to the UPSHOT acquisition. Finally, as it relates to UPSHOT, we have added a premier marketing agency that significantly expands the services we can offer current and potential clients. Combined with Logistix, this latest acquisition provides a strong platform for additional growth and diversification in 2003 and beyond," said Mr. Kurz.

Second Quarter Conference Call

        The Company will host a conference call today at 5:00 p.m. ET/2:00 p.m. PT to discuss its second quarter 2002 financial results and operational highlights. All interested parties may listen to the live call or access a replay of the call via the Internet at www.equity-marketing.com. To listen to the live call, visit the Investor Relations page of the Web site at least 15 minutes prior to download any necessary software.

        To be added to Equity Marketing's investor e-mail lists, please contact Tricia Ross via e-mail at tross@webershandwick.com or via phone at (310) 407-6540.

        Equity Marketing, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, New York, Richmond, London, Paris and Hong Kong. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, direct marketing and environmental marketing. The Company's clients include Burger King Corporation, The Coca-Cola Company, CVS/pharmacy, Disney Vacation Club, Hallmark Cards, Kellogg's, Morgan Stanley, Procter & Gamble and J.E. Seagram & Sons, among others. The Company complements its core promotions business by developing and marketing distinctive consumer products, based on trademarks it owns or classic licensed properties, which are sold through specialty and mass-market retailers. More information about Equity Marketing is available on the Company's web site at www.equity-marketing.com.

Certain expectations and projections regarding the future performance of Equity Marketing, Inc. discussed in this news release are forward-looking and are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company's operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company's actual consolidated results of operations and financial position in 2002 and thereafter to differ significantly from those expressed in forward-looking statements: the Company's dependence on a single customer; the significant quarter-to-quarter variability in the Company's revenues and net income; the Company's dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company's dependence on foreign manufacturers; the Company's need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

FINANCIAL TABLES FOLLOW

Equity Marketing, Inc.
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2002	2001	2002	2001
Revenues	$47,151	$28,237	$83,266	$56,264
Cost of sales	34,877	20,234	61,781	40,071
Forgiveness of note receivable	1,685	—	1,685	—

Gross profit	10,589	8,003	19,800	16,193
Operating expenses:
Salaries, wages and benefits	4,648	3,547	8,925	7,276
Selling, general and administrative	5,043	3,561	9,120	7,276

Total operating expenses	9,691	7,108	18,045	14,552

Income from operations	898	895	1,755	1,641
Other income	22	415	70	1,194

Income before provision for income taxes and cumulative effect of change in accounting principles	920	1,310	1,825	2,835
Provision for income taxes	375	450	610	1,060

Income before cumulative effect of change in accounting principles	545	860	1,215	1,775
Cumulative effect of change in accounting principles, net of tax	—	—	(2,496)	—

Net income (loss)	$545	$860	$(1,281)	$1,775
Preferred stock dividends	375	375	750	750

Net income (loss) available to common stockholders	$170	$485	$(2,031)	$1,025

Basic income (loss) per share
Income per share before cumulative effect of change in accounting principles	$0.03	$0.08	$0.08	$0.17

Cumulative effect of change in accounting principles	$—	$—	$(0.44)	$—

Income (loss) per share	$0.03	$0.08	$(0.36)	$0.17

Weighted average shares outstanding	5,695,293	6,061,811	5,701,818	6,084,228

Diluted income (loss) per share
Income per share before cumulative effect of change in accounting principles	$0.03	$0.08	$0.08	$0.16

Cumulative effect of change in accounting principles	$—	$—	$(0.42)	$—

Income (loss) per share	$0.03	$0.08	$(0.34)	$0.16

Weighted average shares outstanding	5,928,828	6,175,984	5,918,665	6,243,296

Note: The after-tax impact of the charge for forgiveness of note receivable for the three months and six months ended June 30, 2002 is $1,051, or $0.18 per diluted share.

Equity Marketing, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2002 (Unaudited)	December 31, 2001
ASSETS
Cash and cash equivalents	$26,106	$21,935
Marketable securities	2,500	7,200
Accounts receivable, net	27,246	22,695
Note receivable	—	2,183
Inventory	12,882	9,337
Prepaids and other current assets	7,311	6,775

CURRENT ASSETS	76,045	70,125
Fixed assets, net	3,845	4,178
Intangible assets, net	22,007	25,439
Other assets	1,492	1,620

TOTAL ASSETS	$103,389	$101,362

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt	$—	$—
Accounts payable	25,023	22,114
Accrued liabilities	12,138	11,391

CURRENT LIABILITIES	37,161	33,505
Long-term liabilities	2,155	2,335

TOTAL LIABILITIES	39,316	35,840
Mandatory redeemable preferred stock	23,049	23,049
Common stock	—	—
Additional paid-in capital	20,172	20,050
Retained earnings	33,933	35,964
Accumulated other comprehensive income	1,093	242
Less:		—
Treasury stock	(14,164)	(13,773)
Unearned compensation	(10)	(10)

TOTAL STOCKHOLDERS' EQUITY	41,024	42,473

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$103,389	$101,362

Equity Marketing, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended June 30, (Unaudited)
	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,281)	$1,775
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cumulative effect of change in accounting principles, net of tax	2,496	—
Depreciation and amortization	803	1,102
Provision for doubtful accounts	185	35
(Gain) loss on disposal of fixed assets	(13)	3
Tax benefit from exercise of stock options	12	230
Forgiveness of note receivable	1,685	—
Changes in operating assets and liabilities:
Increase (decrease) in cash and cash equivalents
Accounts receivable	(4,584)	11,863
Note receivable	498	4,068
Inventories	(3,401)	3,337
Prepaid expenses and other current assets	969	(1,100)
Other assets	130	(613)
Accounts payable	2,723	(3,195)
Accrued liabilities	611	(11,105)
Long-term liabilities	(75)	(40)

Net cash provided by operating activities	758	6,360

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(457)	(583)
Proceeds from sale of fixed assets	79	—
Proceeds from sale of marketable securities	4,700	5,100
Payment for purchase of Contract Marketing, Inc. and U.S. Import and Promotions Co.	—	(556)

Net cash provided by investing activities	4,322	3,961

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of preferred stock dividends	(750)	(750)
Purchase of treasury stock	(391)	(2,783)
Proceeds from exercise of stock options	110	1,111

Net cash used in financing activities	(1,031)	(2,422)

Net increase in cash and cash equivalents	4,049	7,899
Effects of exchange rates on cash and cash equivalents	122	—
CASH AND CASH EQUIVALENTS, beginning of period	21,935	32,405

CASH AND CASH EQUIVALENTS, end of period	$26,106	$40,304

Equity Marketing, Inc.
Reconciliation of Income Before Cumulative Effect of Change
in Accounting Principles to EBITDA
(In thousands)

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2002	2001	2002	2001
Income before cumulative effect of change in accounting principles	$545	$860	$1,215	$1,775
Other income	(22)	(415)	(70)	(1,194)
Provision for income taxes	375	450	610	1,060
Depreciation	378	365	748	732
Amortization	28	184	55	370
Forgiveness of note receivable	1,685	—	1,685	—

EBITDA	$2,989	$1,444	$4,243	$2,743

QuickLinks

  Exhibit 99.1
EQUITY MARKETING ANNOUNCES SECOND QUARTER RESULTS
FINANCIAL TABLES FOLLOW